EXHIBIT 14

                             EARTHSHELL CORPORATION
                                 CODE OF ETHICS
                                       FOR
                        DIRECTORS, OFFICERS AND EMPLOYEES

1.  PURPOSE.
    -------

The Board of Directors (the "BOARD", and each member of the Board, a "DIRECTOR") of EarthShell Corporation, a Delaware corporation (the "COMPANY") has adopted the following Code of Ethics (the "CODE") to apply to the Directors, officers and employees of the Company. The Code is intended to promote ethical conduct and compliance with laws and regulations, to provide guidance with respect to the handling of ethical issues, to implement mechanisms to report unethical conduct, to foster a culture of honesty and accountability, to deter wrongdoing and to ensure fair and accurate financial reporting.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles. You are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of the Company's Chief Financial Officer or Chair of the Audit Committee, who may consult with the Company's outside legal counsel as appropriate.

Directors who also serve as officers of the Company, the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer and Controller (the Chief Financial Officer and Controller are hereinafter referred to as the "SENIOR FINANCIAL OFFICERS") are also subject to, and expected to comply with, the Company's Insider Trading Policy and certain provisions of the Personnel Policy Handbook.

2.  INTRODUCTION.
    ------------

Each Director, officer and employee is expected to adhere to a high standard of ethical conduct. The reputation and good standing of the Company depend on how the Company's business is conducted and how the public perceives that conduct. Unethical actions, or the appearance of unethical actions, are not acceptable. In addition to each of the directives set forth below, Directors, officers and employees shall be guided by the following principles in carrying out their duties and responsibilities on behalf of the Company:

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     Loyalty, Honesty and Integrity.  Directors, officers and employees must not
     ------------------------------
         be, or appear to be, subject to influences, interests or relationships that conflict with the best interests of the Company.

     Observance  of  Ethical  Standards.  When  carrying  out their  duties  and
     ----------------------------------
         responsibilities on behalf of the Company, Directors, officers and employees must adhere to the high ethical standards described in this Code.

     Accountability. Directors, officers and employees are responsible for their
     --------------
         own adherence to this Code, and the adherence of the other Directors, officers and employees to whom this Code applies. They should familiarize themselves with each provision of this Code and those set forth in the Company's Insider Trading Policy and certain provisions of the Personnel Policy Handbook, as applicable.

3.  INTEGRITY OF RECORDS AND FINANCIAL REPORTING.
    --------------------------------------------

Directors, officers and employees (where applicable) should promote and are responsible for the accurate and reliable preparation and maintenance of the Company's financial and other records. Accurate and reliable preparation of financial and other records is of critical importance to proper management decisions and the fulfillment of the Company's financial, legal and reporting obligations. As a public company, the Company files annual and periodic reports and makes other filings with the Securities and Exchange Commission (the "SEC"). It is critical that these reports be timely and accurate. The Company expects those officers and employees who have a role in the preparation and/or review of information included in the Company's SEC filings to report such information accurately and honestly. Reports and documents the Company files with or submits to the SEC, as well as other public communications made by the Company, should contain full, fair, accurate, timely and understandable disclosure.

The Chief Executive Officer and Senior Financial Officers and employees (where applicable) are also responsible for establishing, and together with the Directors, overseeing adequate disclosure controls and procedures and internal controls and procedures, including procedures which are designed to enable the Company to: (a) accurately document and account for transactions on the books and records of the Company and its subsidiaries; and (b) maintain reports, vouchers, bills, invoices, payroll and service records, performance records and other essential data with care and honesty.

4.  CONFLICTS OF INTEREST.
    ---------------------

Directors, officers and employees must not participate in any activity that could conflict with their duties and responsibilities to the Company. A "conflict of interest" arises when one's personal interests or activities appear to or may influence that person's ability to act in the best


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interests  of  the  Company.  Any  material  transaction  or  relationship  that reasonably could be expected to give rise to a conflict of interest should be disclosed to the Board of Directors' Conflicts Committee promptly. In addition, because conflicts of interest are not always obvious, Directors, officers and employees are encouraged to bring questions about particular situations to the attention of the Board of Directors' Conflicts Committee.

This Code does not describe all possible conflicts of interest that could develop. For additional guidance, please refer to the related provisions of the Personnel Policy Handbook. Some of the more common conflicts from which you must refrain are set forth below:

     Family  members.  You may  encounter  a  conflict  of  interest  when doing
     ---------------
         business with or competing with organizations in which you have an ownership interest or your family member has an ownership or employment interest. "Family members" include a spouse, parents, children, siblings and in-laws. You must not conduct business on behalf of the Company with family members or an organization with which your family member is associated, unless such business relationship has been disclosed and authorized by the Conflicts Committee.

     Improper  conduct  and  activities.  You may not  engage in any  conduct or
     ----------------------------------
         activities that are inconsistent with the Company's best interests or that disrupt or impair the Company's relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

     Compensation from non-Company  sources.  You may not accept compensation in
     --------------------------------------
         any form for services performed for the Company from any source other than the Company.

     Gifts. You and members of your  immediate  family may not accept gifts from
     -----
         persons or entities if such gifts are being made in order to influence you in your capacity as an employee or Director of the Company, or if acceptance of such gifts could create the appearance of a conflict of interest.

     Personal use of Company assets.  Directors,  officers and employees may not
     ------------------------------
         use Company assets, labor or information for personal use, other than incidental personal use, unless approved by the Conflicts Committee or as part of a compensation or expense reimbursement program.

5.  CORPORATE OPPORTUNITIES.
    -----------------------

Directors, officers and employees are prohibited from: (a) taking for themselves personally opportunities related to the Company's business; (b) using the Company's property, information, or position for personal gain; or (c) competing with the Company for business opportunities;


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provided,  however,  if the  Company's  disinterested  Directors  determine  the
--------   -------
Company will not pursue such opportunity, after disclosure of all material facts by the individual seeking to pursue the opportunity, the individual may do so.

6.  CONFIDENTIALITY.
    ---------------

Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company, its business, customers or suppliers, from whatever source, except when disclosure is authorized or legally mandated. For purposes of this Code, "confidential information" includes all non-public information relating to the Company, its business, customers or suppliers.

7.  COMPLIANCE WITH LAWS, RULES AND REGULATIONS.
    -------------------------------------------

It is the policy of the Company to comply with all applicable laws, rules and regulations, and the Company expects its Directors, officers and employees to carry out their responsibilities on behalf of the Company in accordance with such laws, rules and regulations and to refrain from illegal conduct. Transactions in Company securities are governed by the Company's Insider Trading Policy.

8. ENCOURAGING THE REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR.
   --------------------------------------------------------------

The Company is committed to operating according to the highest standards of business conduct and ethics and to maintaining a culture of ethical compliance. The Chief Executive Officer, Senior Financial Officers and Directors should promote an environment in which the Company: (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules and regulations to appropriate personnel; and
(c) informs employees that the Company will not allow retaliation for reports made in good faith. If a Director, officer or employee believes that he or she has been discharged, disciplined or otherwise penalized for reporting a violation in good faith, he or she should immediately report that belief to the Chair of the Audit Committee.

If an employee has concerns regarding accounting or auditing matters, the employee may anonymously submit those concerns directly to the Audit Committee in writing, and they will be treated as confidential. The concerns can be mailed to the Audit Committee, in care of the Company, and the envelope will be delivered unopened to the Chair of the Audit Committee. Directors and officers should communicate any actual or suspected violations of this Code (and any concerns regarding accounting or auditing matters) to the Chair of the Audit Committee.


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Violations  of this  Code  will be  investigated  by the Board or by a person or persons designated by the Board, and appropriate disciplinary action will be taken in the event of any violations of this Code, up to and including termination.

9. FAIR DEALING.
   ------------

The Chief Executive Officer, Senior Financial Officers, Directors and employees should deal fairly with the Company's customers, suppliers, competitors and employees. It is the policy of the Company to prohibit any person from taking unfair advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

10. WAIVERS.
    -------

It is the Company's policy that waivers of this Code for directors or executive officers will not be granted except in exigent circumstances. Any waivers of this Code may only be granted by a majority of the Board after disclosure of all material facts by the individual seeking the waiver. Any waiver of this Code for directors or executive officers will be promptly disclosed as required by law, regulation or applicable listing standards.

11.  CONCLUSION.
     ----------

You should communicate any suspected violations of this Code promptly to the Chair of the Audit Committee or to the Company's Corporate Counsel. Violations will be taken seriously and investigated by the Board or by a person or persons designated by the Board and appropriate disciplinary action will be taken in the event of any violations of the Code.


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